Exhibit 99.3
Liggett Group LLC and Subsidiaries
Consolidated Financial Statements
As of December 31, 2007 and 2006
and for each of the three years
ended December 31, 2007, 2006 and 2005

Liggett Group LLC and Subsidiaries
Index
December 31, 2007 and 2006

Page(s)
Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements

Consolidated Balance Sheets	2–3

Consolidated Statements of Operations	4

Consolidated Statement of Stockholder’s Equity	5

Consolidated Statements of Cash Flows	6–7

Notes to Consolidated Financial Statements	8–42

Consolidated Financial Statement Schedule

Schedule II — Valuation and Qualifying Accounts	43

Report of Independent Registered Public Accounting Firm
To the Board of Directors and the
Stockholder of Liggett Group LLC:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Liggett Group LLC and its subsidiaries (the “Company”), a wholly-owned subsidiary of Vector Group, Ltd., at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 6 and Note 10 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit and other postretirement plans effective December 31, 2006 and the manner in which it accounts for share-based compensation in 2006. Also, as discussed in Note 7, the Company changed the manner in which it accounts for uncertain tax positions on January 1, 2007.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
February 29, 2008

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2007 and 2006
(in thousands of dollars)

	2007	2006

Assets
Current assets:
Cash and cash equivalents	$641	$101
Accounts receivable
Trade, less allowances of $107 and $579, respectively	2,726	14,741
Related parties	2,884	6,504
Other	284	825
Inventories	82,427	82,738
Deferred taxes	333	515
Other current assets	1,786	868

Total current assets	91,081	106,292

Property, plant and equipment, net	43,976	47,661
Prepaid pension costs	42,084	20,933
Restricted assets	4,765	4,796
Due from related parties	5,757	6,807
Deferred taxes	883	951
Other assets	12,361	11,963

Total assets	$200,907	$199,403

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2007 and 2006
(in thousands of dollars, except per share amounts)

	2007	2006

Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$4,419	$4,422
Revolving credit facility	14,782	11,986
Accounts payable — trade	4,497	4,781
Accrued promotional expenses	8,562	11,798
Income taxes payable	12,096	6,246
Other accrued taxes, principally excise taxes	5,315	9,877
Estimated allowance for sales returns	2,600	2,557
Settlement accruals	9,781	41,775
Deferred taxes	3,739	890
Other current liabilities	3,881	2,528

Total current liabilities	69,672	96,860

Long-term debt, less current portion	13,064	8,237
Non-current employee benefits	14,336	14,002
Deferred income taxes	11,321	10,393
Other long-term liabilities	8,160	3,922

Total liabilities	116,553	133,414

Commitments and contingencies (Note 11)

Stockholder’s equity:
Redeemable preferred stock (par value $1.00 per share; authorized 1,000 shares; no shares issued and outstanding)	—	—
Common stock (par value $0.10 per share; authorized 2,000 shares; issued and outstanding 1,000 shares)	—	—
Additional paid-in capital	69,453	69,453
Accumulated other comprehensive income (loss)	3,528	(7,370)
Retained earnings	11,373	3,906

Total stockholder’s equity	84,354	65,989

	$200,907	$199,403

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2007, 2006, and 2005
(in thousands of dollars)

	2007	2006	2005

Revenues *	$515,979	$472,764	$440,930

Expenses:
Cost of goods sold	325,276	302,746	272,654
Operating, selling, administrative and general expenses	50,555	44,632	52,029
Management fees paid to Vector Group Ltd.	7,169	6,912	6,667
Gain on sale of assets	(443)	(2,217)	(12,748)
Restructuring and impairment	(78)	208	(114)

Operating income	133,500	120,483	122,442

Other income (expenses):
Interest income	1,334	964	951
Interest expense	(1,075)	(1,411)	(899)

Income before income taxes	133,759	120,036	122,494

Income tax provision	(49,749)	(36,597)	(47,283)

Net income	$84,010	$83,439	$75,211

*	Revenues and cost of goods sold include excise taxes of $152,588, $147,992, and $135,792 for the years ended December 31, 2007, 2006, and 2005, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statement of Stockholder’s Equity
Years Ended December 31, 2007, 2006, and 2005
(in thousands of dollars, except share data)

					Accumulated
				Additional	Other	Retained
	Common stock			paid-in	Comprehensive	Earnings/
	Shares		Amount	Capital	Income (Loss)	(Deficit)	Total
Balance at January 1, 2005	1,000		$—	$110,114	$(11,245)	$(34,602)	$64,267

Net income	—		—	—	—	75,211	75,211
Change in accumulated minimum pension liability, net of taxes	—		—	—	300	—	300
Change in fair value of forward contracts, net of taxes	—		—	—	(676)	—	(676)

Total comprehensive income	—		—	—	—	—	74,835

Tax impact of option exercises	—		—	497	—	—	497
Impact of merger	—		—	—	—	(670)	(670)
Distributions	—		—	(41,158)	—	(39,939)	(81,097)

Balance at December 31, 2005	1,000		—	69,453	(11,621)	—	57,832

Net income	—		—	—	—	83,439	83,439
Pension related minimum liability adjustments, net of taxes	—		—	—	9,828	—	9,828
Change in fair value of forward contracts, net of taxes	—		—	—	254	—	254

Total comprehensive income	—		—	—	—	—	93,521

Adoption of SFAS No. 158	—		—	—	(5,831)	—	(5,831)
Distributions	—		—	—	—	(79,533)	(79,533)

Balance at December 31, 2006	1,000		—	69,453	(7,370)	3,906	65,989

Net income	—		—	—	—	84,010	84,010
Change in pension related amounts, net of taxes	—		—	—	10,877	—	10,877
Change in fair value of forward contracts, net of taxes	—		—	—	21	—	21

Total comprehensive income	—		—	—	—	—	94,908

Other	—		—	—	—	(10)	(10)
Distributions	—		—	—	—	(76,533)	(76,533)

Balance at December 31, 2007	1,000	*	$—	$69,453	$3,528	$11,373	$84,354

*	Stock pledged as collateral for Liggett Group LLC’s guarantee of the Parent Company’s debt. See Note 1.
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2007, 2006, and 2005
(in thousands of dollars)

	2007	2006	2005
Cash flows from operating activities:
Net income	$84,010	$83,439	$75,211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,129	6,838	7,517
Deferred income taxes	4,027	853	(248)
Gain on sale of assets	(443)	(2,217)	(12,748)
Prepaid pension costs	—	—	(1,975)
Restructuring and impairment charges	(78)	208	(114)
Cash payments on restructuring liabilities	(148)	(1,028)	(4,393)
Changes in assets and liabilities:
Trade accounts receivable	12,015	(3,080)	(9,162)
Related party receivable	4,670	1,568	1,143
Other receivables	541	(399)	157
Inventories	311	(20,306)	822
Income taxes payable	5,850	(9,225)	(5,535)
Other assets	(1,040)	47	(738)
Accounts payable, trade	(105)	1,202	(229)
Accrued expenses	(38,160)	17,119	4,961
Employee benefits	(9,950)	(5,803)	1
Other long-term liabilities	4,238	3,076	(290)
Change in book overdraft	(179)	759	—

Net cash provided by operating activities	72,688	73,051	54,380

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment, net	926	2,496	16,093
Related party equipment purchases	—	—	(57)
Decrease (increase) in restricted assets	47	(1,585)	(825)
Increase in cash surrender value of life insurance policies	(251)	(218)	—
Capital expenditures	(3,878)	(8,818)	(2,955)

Net cash (used in) provided by investing activities	(3,156)	(8,125)	12,256

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2007, 2006, and 2005
(in thousands of dollars)

	2007	2006	2005
Cash flows from financing activities:
Repayments of debt	(4,752)	(8,573)	(4,154)
Proceeds from the issuance of debt	9,576	7,922	—
Deferred finance charges	(79)	(100)	(100)
Borrowings under revolving credit facility	537,791	514,739	457,111
Repayments under revolving credit facility	(534,995)	(502,753)	(457,128)
Distributions	(76,533)	(79,533)	(81,097)

Net cash used in financing activities	(68,992)	(68,298)	(85,368)

Net increase (decrease) in cash and cash equivalents	540	(3,372)	(18,732)

Cash and cash equivalents

Beginning of year	101	3,473	22,205

End of year	$641	$101	$3,473

Supplemental disclosures of cash flow information
Cash payments during the period for

Interest	$999	$1,330	$808

Income taxes	$457	$1,158	$2,996

Tax sharing payments to Parent	$47,190	$46,275	$4,590

Supplemental schedule of non-cash investing and financing activities
•	Liggett recorded $10,877 (net of tax) and $9,828 (net of tax) in other accumulated comprehensive income during 2007 and 2006, respectively, in relation to certain of its pension plans. (See Note 6.) In 2007, 2006 and 2005, Liggett recorded $21 (net of taxes), $254 (net of taxes) and ($676) (net of taxes), respectively, in accumulated comprehensive income in relation to the change in fair value of forward contracts.
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
1.	Basis of Presentation

Liggett Group LLC (“Liggett” or the “Company”) is a wholly-owned subsidiary of VGR Holding LLC (“VGR”), all of whose capital stock is owned by Vector Group Ltd. (“Vector”). Liggett is engaged primarily in the manufacture and sale of discount cigarettes, principally in the United States. Certain management and administrative functions are performed by affiliates. (See Notes 12 and 13.) In 2005, Liggett changed its entity status to a limited liability corporation; thus changing its legal name from Liggett Group Inc. to Liggett Group LLC. Liggett’s operations are performed by employees of its affiliate, Liggett Vector Brands Inc. (“LVB”), whose employees coordinate the Company’s sales, marketing and manufacturing efforts along with certain support functions for all of Liggett’s tobacco operations. LVB is a wholly-owned subsidiary of VGR.

Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented. Amounts due to and receivable from Vector, including related party debt, are shown separately on the balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

Vector and VGR are holding companies and as a result do not have any operating activities that generate revenues or cash flows. Accordingly, Vector relies on distributions from VGR and its other subsidiaries and investments and VGR relies on distributions from its other subsidiaries, including Liggett, in order to fund its operations and meet its obligations. Vector has certain debt outstanding which will require interest and principal payments over the terms of such debt. Interest and principal to service the debt is expected to be funded by Vector’s cash and cash equivalents, investments, the operations of Vector’s subsidiaries, including Liggett, and proceeds, if any, from Vector’s future financings. During 2007, 2006 and 2005, Liggett made distributions of $76,533, $79,533 and $81,097, respectively, to VGR.

11% Senior Secured Notes due 2015

In August 2007, Vector sold $165,000 of its 11% Senior Secured Notes due 2015 (the “Senior Secured Notes”) in a private offering to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933. Vector intends to use the net proceeds of the issuance for general corporate purposes which may include working capital requirements, the financing of capital expenditures, future acquisitions, the repayment or refinancing of outstanding indebtedness, payment of dividends and distributions and the repurchase of all or any part of its outstanding debt obligations.

The Senior Secured Notes are fully and unconditionally guaranteed on a joint and several basis by all of the wholly-owned domestic subsidiaries of Vector that are engaged in the conduct of the Vector’s cigarette businesses, including Liggett. Liggett’s stock has been pledged as collateral for the guarantee of the Senior Secured Notes. Liggett’s consolidated balance sheet, statement of operations and statement of stockholder’s equity as of December 31, 2007 do not reflect any balances related to these notes as the debt is not acquisition related.

The Senior Secured Notes are due with a lump sum payment of $165,000 in 2015. Annual interest charges are estimated to be approximately $18,500 throughout the term of the debt. Liggett’s cash flows from operations may be utilized to fund the interest and debt obligation of the Senior Secured Notes through dividend payments by Liggett to Vector.

Additional Parent Company Notes

As of December 31, 2007, Vector has debt with a principal amount of approximately $221,864 in addition to the Senior Secured Notes of $165,000 previously discussed. These notes are not guaranteed or collateralized by Liggett or its assets. This $221,864 of debt is also not reflected in Liggett’s consolidated financial statements because these obligations are not acquisition-related.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
In addition to the $165,000 and $221,864, the Company may have to fund certain deferred tax liabilities. (See Note 7.)

General Corporate Expenses

General corporate expense allocations represent costs related to corporate functions such as executive oversight, risk management, accounting, legal, investor relations, tax, other services and employee benefits and incentives Vector provides to the Company. The allocations are based on a reasonable estimation of Vector’s overhead expenses based on the relative specific identification and the relative percentage of the Company’s revenues and headcount to Vector’s total cost. All of these allocations are reflected in fees paid to Vector Group Ltd. in the Company’s consolidated statements of operations of $7,169, $6,912, and $6,667 in 2007, 2006, and 2005, respectively.

The Company and Vector considered these general corporate expense allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company. Actual costs which may have been incurred if the Company had been a stand-alone company in 2007, 2006 and 2005 would depend on a number of factors, including how the Company chose to organize itself, what if any functions were outsourced or performed by LVB employees and strategic decisions made in areas such as infrastructure. However, the Company currently does not believe the difference between the cost allocations from Vector and the costs the Company would have incurred on a stand-alone basis would have a material impact on the Company’s statements of operations, balance sheets or statements of cash flows for 2007, 2006, and 2005.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements for the years ended December 31, 2007 and 2006 include the accounts of Liggett and its wholly-owned subsidiaries, which included Eve Holdings Inc., Epic Holdings Inc., 100 Maple LLC and Liggett & Myers Holdings Inc. (“Liggett’s Subsidiaries”). In addition to Liggett’s Subsidiaries, the consolidated financial statements for the year ended December 31, 2005 also include the accounts of Liggett’s former wholly-owned subsidiary, Epic Holdings Inc., which was merged into Liggett on December 21, 2005.

Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 2007 and 2006 and the reported amounts of revenues and expenses during the three years then ended. Significant estimates subject to material changes in the near term include restructuring and impairment charges, deferred tax assets, allowance for doubtful accounts, promotional accruals, sales returns and allowances, settlement accruals, actuarial assumptions of pension plans, Master Settlement Agreement (“MSA”) liabilities, the tobacco quota buy-out, inventory valuation accounts and litigation and defense costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

The carrying value of cash and cash equivalents, restricted assets and short-term loans approximate their fair value. Management considers cash and cash equivalents to include cash on hand, amounts on deposit in banks, and highly liquid investments with maturity dates when

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
purchased of three months or less. Bank deposits are held in several financial institutions. Those financial institutions are each insured by the Federal Deposit Insurance Corporation (“FDIC”) for deposits up to $100. The carrying amount of bank deposits, including amounts classified as cash and cash equivalents, were approximately $641 and $101 at December 31, 2007 and 2006, respectively. Bank deposits of approximately $230 and $101 at December 31, 2007 and 2006, respectively, are insured by the FDIC. The remaining net balance of approximately $411 at December 31, 2007, was uninsured and uncollateralized.

Inventories

Inventories are valued at the lower of cost or market with cost determined using the last-in, first-out method. Although portions of leaf tobacco inventories may not be used or sold within one year because of the time required for aging, they are included in current assets, which is common practice in the cigarette industry. It is not practicable to determine the amount that will not be used or sold within one year.

In 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 151, “Inventory Costs”. SFAS No. 151 requires that abnormal idle facility expense and spoilage, freight and handling costs be recognized as current period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility. The Company adopted the provisions of SFAS No. 151 prospectively on January 1, 2006, and the adoption did not have a material impact on its consolidated results of operations, financial position or cash flows.

Restricted Assets

Long-term restricted assets of $4,765 and $4,796 at December 31, 2007 and 2006, respectively, consist of deposits associated with financed equipment, a bond collateralized by cash posted in connection with the appeal filed in an individual smoker case in 2005 and the long-term portion of an office lease letter of credit in 2006.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets which are 20 years for buildings and four to ten years for machinery and equipment.

Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

Under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company is required to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment against their related future undiscounted cash flows. If the carrying value is greater than such cash flows, then impairment is deemed to exist. The amount of any impairment is determined by comparing the long-lived asset’s carrying value against its fair value, which is determined using discounted future cash flows.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
Other Assets

Other non-current assets include spare parts for property, plant and equipment of $4,391 and $4,267, net of reserves of $1,175 and $1,068, as of December 31, 2007 and 2006, respectively.

The remaining balances of $7,769 and $7,526 at December 31, 2007 and 2006, respectively, relate primarily to other receivables, prepaids, and deposits on financed equipment.

Included in other current assets are point-of-sale materials of $925 and $216 as of December 31, 2007 and 2006, respectively. The remaining balances of $861 and $652 at December 31, 2007 and 2006, respectively, relate to prepaid expenses and deposits.

Deferred financing charges of $201 and $170 as of December 31, 2007 and 2006, respectively, relate to the Company’s revolving credit facility and have been recorded as other assets. The Company recognized amortization expense of $49 in 2007 and $137 in 2006 and 2005, respectively, related to deferred finance charges.

Revenue Recognition

Revenues from sales are recognized upon the shipment of finished goods when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the sale price is determinable and collectibility is reasonably assured. The Company provides an allowance for expected sales returns, net of any related inventory cost recoveries. Certain sales incentives, including buydowns, are classified as reductions of net sales in accordance with the FASB’s Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In accordance with EITF Issue No. 06-3, “How Sales Taxes Should be Presented in the Income Statement (Gross versus Net)”, the Company’s accounting policy is to include federal excise taxes in revenues and cost of goods sold. Such revenues and cost of goods sold totaled $152,588, $147,992 and $135,792 for the years ended December 31, 2007, 2006 and 2005, respectively. Since the Company’s primary line of business is tobacco, the Company’s financial position and its results of operations and cash flows have been and could continue to be materially adversely affected by significant unit sales volume declines, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes in the near term.

Shipping and Handling Fees and Costs

Shipping and handling fees related to sales transactions are not billed to customers nor recorded as sales revenue. Shipping and handling costs, which were $4,107, $3,983 and $3,667 for 2007, 2006 and 2005, respectively, are recorded in selling, general and administrative expenses.

Advertising Costs

Advertising costs are expensed as incurred and were $1,186, $896 and $758 for the years ended December 31, 2007, 2006 and 2005, respectively and are recorded as selling, general and administrative expenses.

Research and Development Costs

Research and development costs are expensed as incurred, and were $952, $1,011 and $1,069 for the years ended December 31, 2007, 2006 and 2005, respectively.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
Stock-Based Compensation

Effective January 1, 2006, the Company through an affiliate accounted for employee stock compensation plans under SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which requires companies to measure compensation cost for share-based payments at fair value.

Prior to January 1, 2006, the Company accounted for employee stock compensation plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees” with the intrinsic value-based method permitted by SFAS No. 123, and “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment to FASB Statement No. 123.” Accordingly, no compensation expense was recognized when the exercise price was equal to the market price of the underlying common stock on the date of grant for the year ended December 31, 2005. (See Note 10.)

Employee Benefits

LVB’s employees participate in fully insured health and dental insurance plans. The Company maintains defined benefit retirement plans for substantially all of its retired employees. The Company sponsors a postretirement benefit plan and records an actuarially determined liability and charges operations for the estimated cost of postretirement benefits for eligible LVB employees and retirees.

The cost of providing retiree pension benefits, health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group. On September 29, 2006, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” was issued. SFAS No. 158 requires, among other things, the recognition of the funded status of each defined benefit pension plan, retiree health care and other postretirement benefit plans and postemployment benefit plans on the balance sheet. The Company adopted SFAS No. 158 as of December 31, 2006. (See Note 6.)

Distributions and Dividends on Common Stock

The Company records distributions on its common stock as dividends in its consolidated statement of stockholder’s equity to the extent of retained earnings. Any amounts exceeding retained earnings are recorded as a reduction to additional paid-in-capital.

Reclassification

Certain amounts in 2005 have been reclassified to conform to the 2007 presentation, including reflecting the excess of distributions over net income to additional paid-in capital from accumulated deficit. Accordingly, the Company decreased its previously reported December 31, 2005 additional paid-in capital by $41,158 to $69,453 from $110,611 and decreased the accumulated deficit in a like amount to a retained earnings position of $0. The Company decreased its previously reported additional paid-in capital and accumulated deficit by the same amounts for December 31, 2006. These changes in classification do not affect previously reported assets, liabilities, total stockholder’s equity, net income or operating cash flows.

Income Taxes

The Company adopted the FASB’s Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)”, on January 1, 2007 (“FIN 48”). FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 requires that a liability created for unrecognized deferred tax benefits shall be presented as a liability and not combined with deferred tax liabilities or assets.

Deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that future taxable income will be insufficient to realize some portion or all of the deferred tax assets.

Liggett’s U.S. income tax provision and related deferred income tax amounts are determined as if the Company filed tax returns on a stand alone basis. The Company’s entities currently join in the filing of a consolidated U.S. tax return with Vector and its other U.S. subsidiaries.

Legal Costs

The Company records product liability legal expenses and other litigation costs as selling, general and administrative expenses as those costs are incurred. As discussed in Note 11, legal proceedings covering a wide range of matters are pending or threatened in various jurisdictions against Liggett.

Management is unable to make a reasonable estimate with respect to the amount or range of loss that could result from an unfavorable outcome of pending smoking-related litigation or the costs of defending such cases, and the Company has not provided any amounts in its consolidated financial statements for unfavorable outcomes, if any. Litigation is subject to many uncertainties, and it is possible that the Company’s consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such smoking-related litigation.

Comprehensive Income (Loss)

Other comprehensive income (loss) is a component of stockholder’s equity and relates to pension related adjustments and the change in the estimated fair value of forward contracts.

The components of accumulated other comprehensive income (loss), net of taxes, were as follows at December 31:

	2007	2006
Forward contracts adjustment, net of taxes of $215 and $226, respectively	$(324)	$(345)
Pension-related amounts, net of taxes of $2,389 and $4,245, respectively	3,852	(7,025)

Accumulated other comprehensive income (loss)	$3,528	$(7,370)

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
Fair Value of Financial Instruments

The carrying amount of borrowings outstanding under the variable rate revolving credit facility and other long-term debt is a reasonable estimate of fair value, based upon estimated current borrowing rates for loans with similar terms and maturities. The estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

	December 31,		December 31,
	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$641	$641	$101	$101
Restricted assets	4,765	4,765	4,796	4,796

Financial liabilities

Notes payable and long-term debt	32,265	31,956	24,645	23,648
New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurement. SFAS No. 157 clarifies that fair value should be based on assumptions that market participants would use when pricing an asset or liability and establishes a fair value hierarchy of three levels that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 requires fair value measurement to be separately disclosed by level within the fair value hierarchy. The provisions of SFAS No. 157 will become effective for us beginning January 1, 2008. Generally, the provisions of this statement are to be applied prospectively. Certain situations, however, require retrospective application as of the beginning of the year of adoption through the recognition of a cumulative effect of accounting change. In February 2008, the FASB Staff issued a Staff Position that will partially defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities and remove certain leasing transactions from the scope of SFAS No. 157. The Company has not completed its assessment of the impact of this standard on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided the entity also elects to apply the provisions of SFAS No. 157. The Company is currently evaluating the impact of adopting SFAS No. 159 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), a revised version of SFAS No. 141, “Business Combinations.” The revision is intended to simplify existing guidance and converge rulemaking under U.S. Generally Accepted Accounting Principles with international accounting rules. This statement applies prospectively to business combinations where the acquisition date is

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date.

3.	Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables.

Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains. Excluding related parties, one customer accounted for approximately 10.4%, 13.2% and 14.5% of Liggett’s revenues in 2007, 2006 and 2005, respectively, and accounts receivable of approximately $26, $10,603 and $107 at December 31, 2007, 2006 and 2005, respectively. Sales to this customer were primarily in the private label discount segment. Concentrations of credit risk with respect to trade receivables are generally limited due to the large number of customers, located primarily throughout the United States, comprising Liggett’s customer base. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no collateral is required. Liggett maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management’s expectations.

4.	Inventories

Inventories consist of the following at December 31:

	2007	2006
Leaf tobacco	$41,380	$33,271
Other raw materials	4,847	2,725
Work-in-process	649	1,279
Finished goods	41,115	49,085

Inventories at current cost	87,991	86,360

LIFO adjustment	(5,564)	(3,622)

	$82,427	$82,738

The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated requirements and are at prices, including carrying costs, established at the date of the commitment. Liggett had leaf tobacco purchase commitments of approximately $12,421 as of December 31, 2007. During 2007, the Company entered into a single source supply agreement for fire safe cigarette paper through 2012. During 2007 and 2005, the effect of LIFO increments was to increase income by $1,942 and $924, respectively, and in 2006 the effect off LIFO layer liquidations was to decrease income by $790.

The Company classifies the incremental prepaid cost of the MSA in ending inventory.

5.	Property, Plant and Equipment

Property, plant and equipment consists of the following at December 31:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)

	2007	2006
Land and land improvements	$1,418	$1,418
Buildings	13,747	13,692
Construction-in-progress	1,151	498
Machinery and equipment	74,812	73,172

Property, plant and equipment	91,128	88,780

Less accumulated depreciation	(47,152)	(41,119)

Property, plant and equipment, net	$43,976	$47,661

Depreciation expense for the years ended December 31, 2007, 2006, and 2005 was $7,080, $6,665, and $7,380, respectively. Future machinery and equipment purchase commitments at Liggett were $3,657 at December 31, 2007.

During the year ended December 31, 2005, the Company entered into capital lease obligations of $418 for machinery and equipment.

In December 2005, Liggett completed a sale for $15,450 of its former manufacturing facility, research facility and offices in Durham, North Carolina. Liggett recorded a gain of $7,706, net of income taxes of $5,042, in connection with the sale.

In February 2001, Liggett sold a warehouse facility in a sale-leaseback arrangement which resulted in a deferred gain of $1,139, to be amortized over the 15-year lease back term. The lease provided the owner an early termination option which was exercisable for $1,500. The owner exercised that option in April 2006, and Liggett vacated the premises effective December 31, 2006. Effective December 31, 2006, Liggett recognized $2,217 of income related to recognition of the unamortized portion of the original deferred gain on sale and early termination option payments received by Liggett from the owner.

During 2006, LVB (See Note 13), an affiliate of Liggett, recognized an impairment charge of $324 associated with its decision to dispose of an asset to an unrelated third party. The impairment charge was expensed within the restructuring and impairment line on the income statement during 2006. The asset was sold in the fourth quarter of 2006.

6.	Employee Benefits Plans

Defined Benefit Retirement Plans

A subsidiary of Liggett sponsors three defined benefit pension plans, which cover LVB employees that were employed by Liggett prior to 1994. All defined benefit plans were frozen between 1993 and 1995. The benefit plans provide pension benefits for eligible employees based primarily on their compensation and length of service. Contributions are made to the pension plans in amounts necessary to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. The plans’ assets and benefit obligations are measured on September 30 of each year.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
Computation of Defined Benefit and Postretirement Benefit Plan Liabilities

On September 29, 2006, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” was issued. SFAS No. 158 requires, among other things, the recognition of the funded status of each defined pension benefit plan, retiree health care and other postretirement benefit plans and postemployment benefit plans on the Company’s consolidated balance sheet. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of the standard due to unrecognized prior service costs or credit and net actuarial gains or losses as well as subsequent changes in the funded status is recognized as a component of accumulated comprehensive income (loss) in the Company’s consolidated statement of stockholder’s equity. Additional minimum pension liabilities (“AML”) and related intangible assets are also derecognized upon the adoption of SFAS No. 158, which requires initial application for fiscal years ending after December 15, 2006.

The following table summarizes amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic benefit cost (credit) for the year ended December 31, 2008.

Defined
	Benefit	Post -
	Pension	Retirement
	Plan	Plans	Total
Actuarial loss (gain)	$102	$(180)	$(78)
The following provides a reconciliation of benefit obligations, plan assets and the funded status of the pension plans and other postretirement benefits:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)

			Other
	Pension Benefits		Postretirement Benefits
	2007	2006	2007	2006
Change in benefit obligation
Benefit obligation at January 1	$(141,415)	$(149,338)	$(10,295)	$(10,933)
Service cost	(439)	(418)	(18)	(20)
Interest cost	(7,832)	(8,043)	(591)	(598)
Benefits paid	12,990	13,282	770	975
Time contractual termination benefits	(632)	—	—	—
Actuarial gain	4,149	3,102	298	281

Benefit obligation at December 31	$(133,179)	$(141,415)	$(9,836)	$(10,295)

Change in plan assets
Fair value of plan assets at January 1	$157,499	$156,012	$—	$—
Actual return on plan assets	24,597	14,320	—	—
Contributions	359	449	770	975
Benefits paid	(12,990)	(13,282)	(770)	(975)

Fair value of plan assets at December 31	$169,465	$157,499	$—	$—

Funded status at December 31	$36,286	$16,084	$(9,836)	$(10,295)

Amounts recognized in the balance sheet:
Prepaid pension cost	$42,084	$20,933	$—	$—
Other accrued expenses	(530)	(349)	(768)	(793)
Non-current employee benefit liabilities	(5,268)	(4,500)	(9,068)	(9,502)

Net amounts recognized	$36,286	$16,084	$(9,836)	$(10,295)

				Other
	Pension Benefits			Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Actuarial assumptions
Discount rates — benefit obligation	6.25%	5.85%	5.68%	6.25%	5.85%	5.68%
Discount rates — service cost	5.85%	5.68%	4.25%-6.05%	5.85%	5.68%	5.75%
Assumed rates of return on invested assets	8.50%	8.50%	8.50%	—	—	—
Salary increase assumptions	N/A	N/A	N/A	3.00%	3.00%	3.00%

				Other
	Pension Benefits			Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Service cost — benefits earned during the period	$789 *	$768 *	$861	$18	$20	$27
Interest cost on projected benefit obligation	7,832	8,043	8,219	591	598	613
Expected return on assets	(12,726)	(12,590)	(12,274)	—	—	—
Time contractual termination benefits	632	—	—	—	—	—
Amortization of net loss (gain)	743	1,486	1,873	(105)	(12)	(65)

Net expense	$(2,730)	$(2,293)	$(1,321)	$504	$606	$575

*	$350 of this service cost amount represents the expected administrative expenses of the salaried and hourly pension plans
As of December 31, 2007, current year accumulated other comprehensive income, before income taxes, consist of the following:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)

		Post-
	Defined Benefit	Retirement
	Pension Plans	Benefits	Total
	2007	2007	2007
Prior year accumulated other comprehensive income (loss)	$(11,926)	$657	$(11,269)
Amortization of gain (loss)	743	(105)	638
Net gain arising during the year	16,370	502	16,872

Current year accumulated other comprehensive income (loss)	$5,187	$1,054	$6,241

As of December 31, 2007, there was $5,187 of items not yet recognized as a component of net periodic pension benefit, which consisted of future pension benefits associated with the amortization of net gains.

As of December 31, 2007, there was $1,054 of items not yet recognized as a component of net periodic postretirement benefit, which consisted of future benefits associated with the amortization of net gains.

As of December 31, 2007, two of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $32,485, $32,485 and $0, respectively. As of December 31, 2006, two of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $26,897, $26,897 and $0, respectively.

Discount rates were determined by a quantitative analysis examining the prevailing prices of high quality bonds to determine an appropriate discount rate for measuring obligations under SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The aforementioned analysis analyzes the cash flow from each of the Company’s two qualified defined benefit plans as well as a separate analysis of the cash flows from the postretirement medical and life insurance plans sponsored by the Company. The aforementioned analyses then construct a hypothetical bond portfolio whose cash flow from coupons and maturities match the year-by-year, projected benefit cash flow from the respective pension or retiree health plans. The Company uses the lower discount rate derived from the two independent analyses in the computation of the benefit obligation and service cost for each respective retirement liability.

The Company considers input from its external advisors and historical returns in developing its expected rate of return on plan assets. The expected long-term rate of return is the weighted average of the target asset allocation of each individual asset class. The Company’s actual 10-year annual rate of return on its pension plan assets was 6.7%, 8.2% and 8.3% for the years ended December 31, 2007, 2006 and 2005, respectively.

Gains and losses result from changes in actuarial assumptions and from differences between assumed and actual experience, including, among other items, changes in discount rates and changes in actual returns on plan assets as compared to assumed returns. These gains and losses are only amortized to the extent that they exceed 10% of the greater of Projected Benefit Obligation and the fair value of assets. For the year ended December 31, 2007, Liggett used an

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
eight-year period for its Hourly Plan and a five-year period for its Salaried Plan to amortize pension fund gains and losses on a straight line basis. Such amounts are reflected in the pension expense calculation beginning the year after the gains or losses occur. The amortization of deferred losses negatively impacts pension expense in the future.

Plan assets are invested employing multiple investment management firms. Managers within each asset class cover a range of investment styles and focus primarily on issue selection as a means to add value. Risk is controlled through a diversification among asset classes, managers, styles and securities. Risk is further controlled both at the manager and asset class level by assigning excess return and tracking error targets. Investment managers are monitored to evaluate performance against these benchmark indices and targets.

Allowable investment types include equity, investment grade fixed income, high yield fixed income, hedge funds and short term investments. The equity fund is comprised of common stocks and mutual funds of large, medium and small companies, which are predominantly U.S. based. The investment grade fixed income fund includes managed funds investing in fixed income securities issued or guaranteed by the U.S. government, or by its respective agencies, mortgage backed securities, including collateralized mortgage obligations, and corporate debt obligations. The high yield fixed income fund includes a fund which invests in non-investment grade corporate debt securities. The hedge funds invest in both equity, including common and preferred stock, and debt obligations, including convertible debentures, of private and public companies. The Company generally utilizes its short term investments, including interest-bearing cash, to pay benefits and to deploy in special situations.

The current target asset allocation percentage is 50% equity investments, 20% investment grade fixed income, 7% high yield fixed income, 15% alternative investments (including hedge funds and private equity funds) and 8% short-term investments, with a rebalancing range of approximately plus or minus 5% around the target asset allocations.

Liggett’s defined benefit retirement plan allocations at December 31, 2007 and 2006, by asset category, were as follows:

	Plan Assets
	at
	December 31,
	2007	2006
Asset category
Equity securities	52%	52%
Investment grade fixed income securities	18%	18%
High yield fixed income securities	8%	7%
Hedge funds	13%	20%
Short-term investments	9%	3%

	100%	100%

For 2007 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 0.9% and 4.5% between 2007 and 2016 and 5.0% after 2017. For 2006 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 0% and 11.0% between 2007 and 2016 and 5.0% after 2016.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$12	$(11)
Effect on benefit obligation	$199	$(182)
To comply with ERISA’s minimum funding requirements, the Company does not currently anticipate that it will be required to make any funding to the pension plans for the pension plan year beginning on January 1, 2008 and ending on December 31, 2008. Any additional funding obligation that the Company may have for subsequent years is contingent on several factors and is not reasonably estimable at this time.

Estimated future pension benefits payments are as follows:

2008	$13,103
2009	$12,733
2010	$13,975
2011	$12,101
2012	$13,419
2013 - 2017	$57,032
Profit Sharing Plans

The Company’s allocated portion of expenses from the 401(k) plan sponsored by LVB were $731, $975 and $853 for the years ended December 31, 2007, 2006 and 2005, respectively.

7.	Income Taxes

Liggett’s operations are included in the consolidated federal income tax return of its indirect parent, Vector. Pursuant to a tax allocation agreement amended in 1999, the amounts provided for as currently payable for federal income taxes are based on the Company’s pre-tax income for financial reporting purposes. Accordingly, federal deferred income taxes which would normally be reflected in the accompanying consolidated financial statements are presented by Vector. The Company expenses and pays Vector its portion of the consolidated income tax expense in accordance with the tax allocation agreement.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
Historically, Liggett has paid Vector on a quarterly basis for its tax liabilities. While these payments have been made to the parent they may not have been formally remitted to the Internal Revenue Service and may still represent a liability at the Vector level. The largest Vector deferred tax liability at December 31, 2007 consists of approximately $75,000 related to the Philip Morris brand transaction which originated in 1998 and 1999. Liggett may be required to fund future tax obligations that exist at the Vector level.

Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

	2007		2006
	Deferred Tax		Deferred Tax
	Asset	Liability	Asset	Liability
Sales and product allowances	$193	$—	$220	$—
Inventories	91	1,369	103	890
Property, plant and equipment	—	1,282	—	1,255
Employee benefit plan accruals	893	1,686	909	785
Tobacco litigation settlements	—	2,370	192	—
Forward contracts	39	—	42	—
Deferral on Philip Morris brand transaction	—	8,353	—	8,353

Total deferred tax	$1,216	$15,060	$1,466	$11,283

Differences between the amounts provided for income taxes and amounts computed at the federal statutory tax rates are summarized as follows:

	2007	2006	2005
Income before income taxes	$133,759	$120,036	$122,494
Federal income tax at statutory rate	46,817	42,013	42,855
State income taxes, net of federal tax benefit	6,303	5,604	4,191
Impact of IRS audit settlement and other	(3,371)	(11,020)	237

Income tax expense	$49,749	$36,597	$47,283

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
As a result of a settlement with the Internal Revenue Service, Liggett reduced, during 2006, the excess portion ($11,500) of a previously established reserve in its consolidated financial statements, which resulted in a decrease in such amount in reported income tax expense in the consolidated statement of operations. This transaction related to where a subsidiary of Liggett contributed three of its premium cigarette brands to Trademarks LLC, a newly-formed limited liability company. In such transaction, Philip Morris acquired an option to purchase the remaining interest in Trademarks for a 90-day period commencing in December 2008, and Vector has an option to require Philip Morris to purchase the remaining interest for a 90-day period commencing in March 2010.

As of January 1, 2007, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)”. The Company did not recognize any adjustment in the liability for unrecognized tax benefits as a result of the adoption of FIN 48 that impacted the January 1, 2007 accumulated deficit.

The following table summarizes the activity related to the unrecognized tax benefits:

Balance at January 1, 2007	$6,805
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	720
Reductions based on tax positions related to prior years	(95)
Settlements	—
Expirations of the statute of limitations	(3,227)

Balance at December 31, 2007	$4,203

In the event the unrecognized tax benefits of $4,203 at December 31, 2007 were recognized, such recognition would impact the annual effective tax rate. During 2007, the accrual for potential penalties and interest related to these unrecognized tax benefits was reduced by $881, and in total, as of December 31, 2007, a liability for potential penalties and interest of $1,903 has been recorded. The Company classifies all tax-related interest and penalties as income tax expense.

It is reasonably possible the Company may recognize up to approximately $1,751 of currently unrecognized tax benefits over the next 12 months, pertaining primarily to expiration of statutes of limitations of positions reported on U.S. and state and local income tax returns. The Company files U.S. and state and local income tax returns in jurisdictions with varying statutes of limitations.

8.	Long-Term Debt

The Company’s carrying value of debt approximates the fair value of the debt. Long-term debt consists of the following:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)

	2007	2006
Borrowings outstanding under revolving credit facility	$14,782	$11,986
Term loan outstanding under revolving credit facility	7,823	—
Equipment loans	9,660	12,659

	32,265	24,645

Less current portion	(19,201)	(16,408)

Amount due after one year	$13,064	$8,237

The following table sets forth the future principal payment obligations:

Year Ending December 31,
2008	$19,201
2009	3,449
2010	2,071
2011	1,698
2012	5,846

$32,265

Revolving Credit Facility

The Company has a $50,000 credit facility with Wachovia Bank, N.A. (“Wachovia”) under which $14,782 was outstanding at December 31, 2007. Availability as determined under the facility was approximately $14,000 based on eligible collateral at December 31, 2007. The facility is collateralized by all inventories and receivables of the Company and a mortgage on the Company’s manufacturing facility. The facility requires the Company’s compliance with certain financial and other covenants including a restriction on the Company’s ability to pay cash dividends unless the Company’s borrowing availability, as defined, under the facility for the 30-day period prior to the payment of the dividend, and after giving effect to the dividend, is at least $5,000 and no event of default has occurred under the agreement, including the Company’s compliance with the covenants in the credit facility.

The term of the Wachovia facility expires on March 8, 2012, subject to automatic renewal for additional one-year periods unless a notice of termination is given by Wachovia or the Company at least 60 days prior to such date or the anniversary of such date. Prime rate loans under the facility bear interest at a rate equal to the prime rate of Wachovia with Eurodollar rate loans bearing interest at a rate of 2.0% above Wachovia’s adjusted Eurodollar rate. The facility contains covenants that provide that the Company’s earnings before interest, taxes, depreciation and amortization, as defined under the facility, on a trailing twelve month basis, shall not be less than $100,000 if the Company’s excess availability, as defined, under the facility, is less than $20,000. The covenants also require that annual capital expenditures, as defined under the facility (before a maximum carryover amount of $2,500), shall not exceed $10,000 during any fiscal year.

In August 2007, Wachovia made an $8,000 term loan to 100 Maple LLC (“Maple”), a subsidiary of the Company, within the commitment under the existing credit facility. The $8,000 term loan is collateralized by the existing collateral securing the credit facility, and is also collateralized by a lien on certain real property (the “Mebane Property”) owned by Maple. The Mebane Property also secures the other obligations of the Company under the credit facility. The $8,000 term loan did not

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
increase the $50,000 borrowing amount of the credit facility, but did increase the outstanding amounts under the credit facility by the amount of the term loan and proportionately reduces the maximum borrowing availability under the facility.

In August 2007, Liggett and Wachovia amended the credit facility to permit the guaranty of the Senior Secured Notes described below by each of Liggett and Maple and the pledging of certain assets of Liggett and Maple on a subordinated basis to secure their guarantees. The credit facility was amended to grant to Wachovia a blanket lien on all the assets of Liggett and Maple, excluding any equipment pledged to current or future purchase money or other financiers of such equipment and excluding any real property, other than the Mebane Property and other real property to the extent its value is in excess of $5,000. In connection with the amendment, Wachovia, Liggett, Maple and the collateral agent for the holders of Vector’s Senior Secured Notes entered into an intercreditor agreement, pursuant to which the liens of the collateral agent on the Liggett and Maple assets will be subordinated to the liens of Wachovia on the Liggett and Maple assets.

Equipment Loans

In March 2002, Liggett purchased equipment for $3,023 through the issuance of a note, payable in 30 monthly installments of $62 and then 30 monthly installments of $51. Interest is calculated at LIBOR plus 2.8%. The notes were paid in full during 2007.

In May 2002, Liggett purchased equipment for $2,871 through the issuance of a note, payable in 30 monthly installments of $59 and then 30 monthly installments of $48. Interest is calculated at LIBOR plus 2.8%. The notes were paid in full during 2007.

In September 2002, Liggett purchased equipment for $1,573 through the issuance of a note guaranteed by Vector, payable in 60 monthly installments of $26 plus interest calculated at LIBOR plus 4.31%. The notes were paid in full during 2007.

In October 2005, Liggett purchased equipment for $4,441 through a financing agreement payable in 24 installments of $112 and then 24 installments of $90. Interest is calculated at 4.89%. Liggett was required to provide a security deposit equal to 25% of the funded amount or $1,110.

In December 2005, Liggett purchased equipment for $2,273 through a financing agreement payable in 24 installments of $58 and then 24 installments of $46. Interest is calculated at 5.03%. Liggett was required to provide a security deposit equal to 25% of the funded amount or $568.

In August 2006, Liggett purchased equipment for $7,922 through a financing agreement payable in 30 installments of $191 and then 30 installments of $103. Interest is calculated at 5.15%. Liggett was required to provide a security deposit equal to 20% of the funded amount or $1,584.

In May 2007, Liggett purchased equipment for $1,576 through a financing agreement, payable in 60 installments of $32. Interest is calculated at 7.99% per annum.

At December 31, 2007 and 2006, the Company had approximately $9,660 and $12,659 outstanding under these equipment loans.

All equipment loans are collateralized by the equipment they finance.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
9.	Operating Leases

At December 31, 2007, the Company has operating leases for building space, vehicles and computer equipment. The future minimum lease payments are as follows:

Lease
Commitments
Year Ending December 31:
2008	$267
2009	220
2010	148
2011	81
2012	14

$730

In addition to the above scheduled future minimum lease payments, Liggett expects to receive approximately $2,652 in allocated lease expense over the next five years and thereafter from LVB, a wholly-owned subsidiary of VGR.

Rental expense for the years ended December 31, 2007, 2006, and 2005 amounted to approximately $1,865, $1,940, and $1,560, respectively.

10.	Stock Compensation

The Company’s parent, Vector, offers stock option plans. As of December 31, 2007, there were approximately 4,925,000 shares available for issuance under Vector’s Amended and Restated 1999 Long-Term Incentive Plan (the “1999 Plan”). All employees of Vector’s subsidiaries are eligible to receive grants under such plans. Liggett received an allocation of stock compensation expense from LVB of $395, $547, and $33 for the years ended December 31, 2007, 2006, and 2005, respectively. These amounts have been recorded in selling, general and administrative cost in the Company’s consolidated statement of operations. A rollforward of option balances has not been included because Liggett had no employees at December 31, 2007. As of December 31, 2007 LVB had employees with 693,887 options outstanding.

Prior to January 1, 2006, Vector and its subsidiaries accounted for share-based compensation plans in accordance with the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” as permitted by SFAS No. 123. Vector elected to use the intrinsic value method of accounting for employee and director share-based compensation expense for its non-compensatory employee and director stock option awards and did not recognize compensation expense for the issuance of options with an exercise price equal to the market price of the underlying common stock on the date of grant.

On January 1, 2006, Vector adopted the provisions of SFAS No. 123(R), which requires Vector to value unvested stock options granted prior to the adoption of SFAS No. 123(R) under the fair value method of accounting and expense this amount in the statement of operations over the stock options’ remaining vesting period. Upon adoption, there was no cumulative adjustment for the impact of the

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
change in accounting principles because the assumed forfeiture rate did not differ significantly from prior periods.

The fair value of option grants is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price characteristics which are significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based compensation awards.

The assumptions used under the Black-Scholes option pricing model in computing fair value of options are based on the expected option life considering both the contractual term of the option and expected employee exercise behavior, the interest rate associated with U.S. Treasury issues with a remaining term equal to the expected option life and the expected volatility of Vector’s common stock over the expected term of the option. There were no option grants during 2007. The assumptions used by Vector for the years ended December 31, 2006 and 2005 were as follows:

	2006	2005
Risk-free interest rate	4.9% - 5.0%	4.57%
Expected volatility	38.17% - 40.52%	25.82%
Dividend yield	9.96% - 10.03%	7.82%
Expected holding period	6 - 6.75 years	10 years
Weighted average fair value	$2.14-$2.50	$2.02
Awards of options to employees under Vector’s stock compensation plans generally vest over periods ranging from four to five years and have a term of ten years from the date of grant. The expense related to stock option compensation included in the determination of net income for the year ended December 31, 2005 differs from that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS No. 123. Had the LVB elected to adopt the fair value approach as prescribed by SFAS No. 123, which charges earnings for the estimated fair value of stock options, the Company’s pro forma net income for the year ended December 31, 2005 would have been as follows:

2005
Net income	$75,211
Add: stock option employee compensation expense included in reported net income, net of related tax effects	—
Deduct: total stock option employee compensation expense determined under the fair value method for all awards, net of related tax effects	(581)

Pro forma net income	$74,630

In November 2005, the President of Liggett and LVB was awarded a restricted stock grant of 55,125 shares of Vector’s common stock pursuant to the 1999 Plan. Pursuant to his restricted share agreement, one-fourth of the shares vested on November 1, 2006, with an

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through November 1, 2009. In the event his employment with Vector is terminated for any reason other than his death, his disability or a change of control (as defined in his restricted share agreement) of Vector, any remaining balance of the shares not previously vested will be forfeited by him. Vector recorded deferred compensation of $1,018 representing the fair market value of the restricted shares on the date of grant. Vector recorded an expense of $229, $229 and $33 associated with the grant for the years ended December 31, 2007, 2006 and 2005, respectively, for Liggett’s portion of this expense. These amounts have been recorded in selling, general and administrative cost in the Company’s consolidated statement of operations.

11.	Commitments and Contingencies

Tobacco-Related Litigation:

Overview

Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in numerous direct, third-party and purported class actions predicated on the theory that cigarette manufacturers should be liable for damages alleged to have been caused by cigarette smoking or by exposure to secondary smoke from cigarettes. New cases continue to be commenced against Liggett and other cigarette manufacturers. The cases generally fall into the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs (“Individual Actions”); (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs (“Class Actions”); (iii) health care cost recovery actions brought by various foreign and domestic governmental entities (“Governmental Actions”); and (iv) health care cost recovery actions brought by third-party payors including insurance companies, union health and welfare trust funds, asbestos manufacturers and others (“Third-Party Payor Actions”). As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase. The future financial impact of the risks and expenses of litigation and the effects of the tobacco litigation settlements discussed below are not quantifiable at this time. For the year ended December 31, 2007 and 2006, Liggett incurred legal expenses and other litigation costs totaling approximately $7,800 and $4,465, respectively.

Individual Actions

As of February 22, 2008, there were approximately 59 individual cases pending against Liggett, where one or more individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to secondary smoke and seek compensatory and, in some cases, punitive damages. In addition, there were approximately 1,600 Engle progeny cases (defined below) pending, in state and federal courts in Florida, and approximately 100 individual cases pending in West Virginia state court as part of a consolidated action. The following table lists the number of individual cases by state that are pending against Liggett (excluding Engle progeny cases and the cases consolidated in West Virginia) or its affiliates as of February 22, 2008:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)

State	Number of Cases
Florida	13
Maryland	13
New York	11
Mississippi	10
Louisiana	5
Missouri	2
West Virginia	2
District of Columbia	1
Ohio	1
Pennsylvania	1
Of the individual cases listed above, there are currently three pending where Liggett is the only tobacco company defendant. In April 2004, in Davis v. Liggett Group Inc., a Florida state court jury awarded compensatory damages of $540 against Liggett. In addition, plaintiff’s counsel was awarded legal fees of $752. Liggett appealed both the verdict and the legal fees award. In October 2007, the Fourth District Court of Appeal affirmed the compensatory award. Liggett filed a motion for rehearing and/or certification which is currently pending before the appellate court. No amounts have been expensed for this matter. In March 2005, in Ferlanti v. Liggett Group Inc., a Florida state court granted Liggett’s motion for summary judgment. The plaintiff appealed and in June 2006, the appellate court reversed and remanded back to the trial court. The court granted leave to plaintiff to add a claim for punitive damages. Trial commenced on February 19, 2008 and, on February 22, 2008, the court declared a mistrial. There is no activity in the other remaining case where Liggett is the sole tobacco company defendant.

The plaintiffs’ allegations of liability in those cases in which individuals seek recovery for injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, breach of special duty, strict liability, fraud, concealment, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, property damage, invasion of privacy, mental anguish, emotional distress, disability, shock, indemnity and violations of deceptive trade practice laws, the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), state RICO statutes and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including treble/multiple damages, medical monitoring, disgorgement of profits and punitive damages. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars. Defenses raised by defendants in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as “unclean hands” and lack of benefit, failure to state a claim and federal preemption.

Jury awards representing material amounts of damages have been returned against other cigarette manufacturers in recent years. The awards in these individual actions are for both compensatory and punitive damages. Over the last several years, after conclusion of all appeals, damage awards have been paid to several individual plaintiffs, including an award of $5,500 in compensatory damages, $50,000 in punitive damages and $27,000 in interest in a case against

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
another cigarette manufacturer in 2006. There are several significant jury awards against other cigarette manufacturers which are currently on appeal.

Engle Progeny Cases. Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle v. R.J. Reynolds Tobacco Co., which decertified the class on a prospective basis, former class members had one year from January 11, 2007 in which to file individual lawsuits. In addition, some individuals who filed suit prior to January 11, 2007, and who claim they meet the conditions in Engle, are attempting to avail themselves of the Engle ruling. Lawsuits by individuals requesting the benefit of the Engle ruling, whether filed before or after the January 11, 2007 mandate, are referred to as the “Engle progeny cases.” As of February 22, 2008, Liggett was served in approximately 1,600 Engle progeny cases in both state and federal courts in Florida. These cases include approximately 3,500 plaintiffs. Plaintiffs have 120 days to serve cases filed before the deadline, so the total number of cases could increase substantially. For further information on the Engle case, see “— Class Actions — Engle Case,” below.

In addition to the Engle progeny cases, there are approximately 100 cases pending where individual plaintiffs seek to recover a portion of the monies certain cigarette manufactures, including Liggett, placed into escrow in an agreement with the now decertified Engle class. Entitlement to the escrowed monies will be determined by the court, but Liggett has no further obligation in these cases as Liggett’s portion of the escrow funds has been previously paid and expensed.

Class Actions

As of December 31, 2007, there were 11 actions pending for which either a class has been certified or plaintiffs are seeking class certification, where Liggett is a named defendant. Other cigarette manufacturers are also named. Many of these actions purport to constitute statewide class actions and were filed after May 1996 when the Fifth Circuit Court of Appeals, in Castano v. American Tobacco Co., reversed a federal district court’s certification of a purported nationwide class action on behalf of persons who were allegedly “addicted” to tobacco products.

Since the Fifth Circuit’s Castano ruling, in Scott v. American Tobacco Co., Inc. (Liggett is not a defendant in this proceeding), a Louisiana court certified an “addiction-as-injury” class action that covered only citizens in that state. In May 2004, the Scott jury returned a verdict in the amount of $591,000, plus prejudgment interest, on the class’ claim for a smoking cessation program. In February 2007, the appellate court upheld $279,000 of the $591,000 verdict, finding that certain smokers were entitled to damages. The trial court’s award of prejudgment interest was overturned by the appellate court and the case was remanded to the trial court. In February 2007, the defendants filed a motion for rehearing. Two other class actions, Broin v. Philip Morris Companies Inc., (Liggett was dismissed from this case) and Engle, were certified in state court in Florida prior to the Castano decision.

Engle Case. In May 1994, Engle was filed against Liggett and others in Miami-Dade County, Florida. The class consisted of all Florida residents who, by November 21, 1996, “have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarette smoking.” In July 1999, after the conclusion of Phase I of the trial, the jury returned a verdict against Liggett and other cigarette manufacturers on certain issues determined by the trial court to be “common” to the causes of action of the plaintiff class. The jury made several findings adverse to the defendants including that defendants’ conduct “rose to a level that would permit a potential award or entitlement to punitive damages.” Phase II of the trial was a causation and damages trial for three of the class plaintiffs and a punitive damages trial on a class-wide basis,

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
before the same jury that returned the verdict in Phase I. In April 2000, the jury awarded compensatory damages of $12,704 to the three class plaintiffs, to be reduced in proportion to the respective plaintiff’s fault. In July 2000, the jury awarded approximately $145,000,000 in punitive damages against all defendants, including $790,000 against Liggett.

In May 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case with instructions to decertify the class. The judgment in favor of one of the three class plaintiffs, in the amount of $5,831, was overturned as time barred and the court found that Liggett was not liable to the other two class plaintiffs.

In July 2006, the Florida Supreme Court affirmed in part and reversed in part the May 2003 Third District Court of Appeal’s decision. Among other things, the Florida Supreme Court affirmed the decision vacating the punitive damages award and held that the class should be decertified prospectively, but preserved several of the Phase I findings (including that: (i) smoking causes lung cancer, among other diseases; (ii) nicotine in cigarettes is addictive; (iii) defendants placed cigarettes on the market that were defective and unreasonably dangerous; (iv) the defendants concealed material information; (v) all defendants sold or supplied cigarettes that were defective; and (vi) all defendants were negligent) and allowed former class members to proceed to trial on individual liability issues (using the above findings) and compensatory and punitive damage issues, provided they commence their individual lawsuits within one year from January 11, 2007, the date of the court’s mandate. In December 2006, the Florida Supreme Court added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations made by defendants. Class counsel filed motions for attorneys’ fees and costs, which motions are pending. In May 2007, the defendants, including Liggett, filed a petition for writ of certiorari with the United States Supreme Court. The petition was denied in September 2007. In October 2007, defendants filed a petition for rehearing before the United States Supreme Court which was denied in November 2007. As of February 22, 2008, there were approximately 1,600 Engle progeny cases filed and served where Liggett (and other cigarette manufacturers) was named as a defendant. These cases include approximately 3,500 plaintiffs.

In June 2002, the jury in a Florida state court action entitled Lukacs v. R.J. Reynolds Tobacco Company, awarded $37,500 in compensatory damages in a case involving Liggett and two other cigarette manufacturers. In March 2003, the court reduced the amount of the compensatory damages to $24,860. The jury found Liggett 50% responsible for the damages incurred by the plaintiff. The Lukacs case was the first case to be tried as an individual Engle class member suit following entry of final judgment by the Engle trial court. After the verdict was returned, the case was abated pending completion of the Engle appeal. After the issuance of the Florida Supreme Court’s opinion discussed above, the plaintiff filed a motion requesting that the trial court enter partial final judgment, tax costs and attorneys’ fees and schedule trial on the punitive damages claims. Defendants have opposed the relief sought by plaintiff on the grounds that the reversal by the Florida Supreme Court of the Engle Phase I finding on fraud mandates the reversal of the jury verdict and precludes the entry of final judgment in plaintiff’s favor and, on January 28, 2008, filed a submission asking the court to set aside the verdict and dismiss the case. If the court enters judgment in plaintiff’s favor, plaintiff contends that interest on the judgment accrues from the date of the verdict. Plaintiff has filed a motion seeking an award of attorneys’ fees from Liggett based on its prior proposal for settlement. Oral argument was held in March 2007 and the parties are awaiting a decision. Liggett may be required to bond the amount of the judgment against it to perfect its appeal. In the event the court enters the judgment, Liggett intends to appeal.

Other Class Actions. Classes remain certified against Liggett in West Virginia (Blankenship), Kansas (Smith), New Mexico (Romero) and New York (Schwab). Blankenship is dormant. Smith

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
and Romero are actions in which plaintiffs allege that cigarette manufacturers conspired to fix cigarette prices in violation of antitrust laws. Class certification was granted in Smith v. Philip Morris in November 2001. Discovery is ongoing. Class certification was granted in Romero v. Philip Morris in April 2003 and was affirmed by the New Mexico Supreme Court in February 2005. In June 2006, the trial court granted defendants’ motions for summary judgment. Plaintiffs appealed to the New Mexico Court of Appeals. Briefing was completed in August 2007 and the parties are awaiting a decision.

Class action suits have been filed in a number of states against cigarette manufacturers, alleging, among other things, that the use of the terms “light” and “ultra light” constitutes unfair and deceptive trade practices, among other things. One such suit, Schwab v. Philip Morris, pending in federal court in New York since 2004, seeks to create a nationwide class of “light” cigarette smokers. The action asserts claims under RICO. The proposed class is seeking as much as $200,000,000 in damages, which could be trebled under RICO. In November 2005, the court ruled that the plaintiffs would be permitted to calculate damages on an aggregate basis and use “fluid recovery” theories to allocate them among class members, if the class was certified. Fluid recovery would permit potential damages to be paid out in ways other than merely giving cash directly to plaintiffs, such as establishing a pool of money that could be used for public purposes. In September 2006, the court granted plaintiff’s motion for class certification. In November 2006, the United States Court of Appeals for the Second Circuit granted the defendants’ motions to stay the district court proceedings and for review of the class certification ruling. Oral argument was held in July 2007 and the parties are awaiting a decision. Liggett is a defendant in the Schwab case.

In June 1998, in Cleary v. Philip Morris, Inc., a putative class action was brought in Illinois state court on behalf of persons who have allegedly been injured by (i) the defendants’ purported conspiracy pursuant to which defendants allegedly concealed material facts regarding the addictive nature of nicotine; (ii) the defendants’ alleged acts of targeting their advertising and marketing to minors; and (iii) the defendants’ claimed breach of the public’s right to defendants’ compliance with laws prohibiting the distribution of cigarettes to minors. The plaintiffs request that the defendants be required to disgorge all profits unjustly received through their sale of cigarettes to plaintiffs, which in no event will be greater than $75 each, inclusive of punitive damages, interest and costs. In July 2006, the plaintiffs filed a motion for class certification. A class certification hearing occurred in September 2007 and the parties are awaiting a decision. Merits discovery is stayed pending a ruling by the court. Liggett is a defendant in the Cleary case.

In April 2001, in Brown v. The American Tobacco Co., Inc., a California state court granted in part plaintiffs’ motion for class certification and certified a class comprised of adult residents of California who smoked at least one of defendants’ cigarettes “during the applicable time period” and who were exposed to defendants’ marketing and advertising activities in California. In March 2005, the court granted defendants’ motion to decertify the class based on a recent change in California law. In October 2006, the plaintiffs filed a petition for review with the California Supreme Court, which was granted in November 2006. Oral argument has not yet been scheduled. Liggett is a defendant in the Brown case.

Although not technically a class action, in In Re: Tobacco Litigation (Personal Injury Cases), a West Virginia State court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial of certain common issues. In January 2002, the court severed Liggett from the trial of the consolidated action. The consolidation was affirmed on appeal by the West Virginia Supreme Court. In February 2008, the United States Supreme Court denied the defendants’ petition for writ of certiorari asking the Court to review the trial plan. It is estimated that Liggett could be a defendant in approximately 100 of the cases. In February 2008, the court

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
granted defendants’ motion to stay all proceedings pending United States Supreme Court review in Good v. Altria Group Inc.

Class certification motions are pending in a number of other cases and a number of orders denying class certification are on appeal. In addition to the cases described above, a number of class actions remain certified against other cigarette manufacturers.

Governmental Actions

As of December 31, 2007, there were two Governmental Actions pending against Liggett, only one of which is active as to Liggett. The claims asserted in health care cost recovery actions vary. In these cases, the governmental entities typically assert equitable claims that the tobacco industry was “unjustly enriched” by their payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Other claims made by some but not all plaintiffs include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, breach of special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO.

DOJ Case. In September 1999, the United States government commenced litigation against Liggett and other cigarette manufacturers in the United States District Court for the District of Columbia. The action sought to recover an unspecified amount of health care costs paid for and furnished, and to be paid for and furnished, by the federal government for lung cancer, heart disease, emphysema and other smoking-related illnesses allegedly caused by the fraudulent and tortious conduct of defendants, to restrain defendants and co-conspirators from engaging in alleged fraud and other allegedly unlawful conduct in the future, and to compel defendants to disgorge the proceeds of their unlawful conduct. The action asserted claims under three federal statutes, the Medical Care Recovery Act (“MCRA”), the Medicare Secondary Payer provisions of the Social Security Act (“MSP”) and RICO. In September 2000, the court dismissed the government’s claims based on MCRA and MSP. Trial of the case concluded in June 2005.

In August 2006, the trial court entered a Final Judgment and Remedial Order against each of the cigarette manufacturing defendants, except Liggett. The Final Judgment, among other things, ordered the following relief against the non-Liggett defendants: (i) the defendants are enjoined from committing any act of racketeering concerning the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) the defendants are enjoined from making any material false, misleading, or deceptive statement or representation concerning cigarettes that persuades people to purchase cigarettes; (iii) the defendants are enjoined from utilizing “lights”, “low tar”, “ultra lights”, “mild”, or “natural” descriptors, or conveying any other express or implied health messages in connection with the marketing or sale of cigarettes, domestically and internationally, as of January 1, 2007; (iv) the defendants must make certain corrective statements on their websites, and in television and print media advertisements; (v) the defendants must maintain internet document websites until 2016 with access to smoking and health related documents; (vi) the defendants must disclose all disaggregated marketing data to the government on a confidential basis; (vii) the defendants are not permitted to sell or otherwise transfer any of their cigarette brands, product formulas or businesses to any person or entity for domestic use without a court order, and unless the acquiring person or entity agrees to be bound by the terms of the Final Judgment; and (viii) the defendants must pay the appropriate costs incurred by the government in prosecuting the action, in an amount to be determined by the trial court.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
No monetary damages were awarded other than the government’s costs. In October 2006, the United States Court of Appeals for the District of Columbia stayed the Final Judgment pending appeal. The defendants filed amended notices of appeal in March 2007. The government acknowledged in its appellate brief that it was not appealing the district court’s decision to award no remedy against Liggett. Therefore, although this case has been concluded as to Liggett, it is unclear what impact, if any, the Final Judgment will have on the cigarette industry as a whole. To the extent that the Final Judgment leads to a decline in industry-wide shipments of cigarettes in the United States or otherwise imposes regulations which adversely affect the industry, Liggett’s sales volume, operating income and cash flows could be materially adversely affected.

In December 1998, in City of St. Louis v. American Tobacco Company Inc., a case pending in Missouri state court, the City of St. Louis and approximately 50 hospitals brought suit against Liggett and other cigarette manufacturers seeking recovery of costs expended by the hospitals on behalf of patients who suffer, or have suffered, from illnesses allegedly resulting from the use of cigarettes. In June 2005, the court granted defendants’ motion for summary judgment as to claims for damages which accrued prior to November 16, 1993. The claims for damages which accrued after November 16, 1993 are pending. Discovery is ongoing. Trial is scheduled to commence in January 2010.

Third-Party Payor Actions

As of December 31, 2007, there were two Third-Party Payor Actions pending against Liggett. Other cigarette manufacturers are also named. The Third-Party Payor Actions typically have been commenced by insurance companies, union health and welfare trust funds, asbestos manufacturers and others. In Third-Party Payor Actions, plaintiffs seek damages for: funding of corrective public education campaigns relating to issues of smoking and health; funding for clinical smoking cessation programs; disgorgement of profits from sales of cigarettes; restitution; treble damages; and attorneys’ fees. Although no specific amounts are provided, it is understood that requested damages against cigarette manufacturers in these cases might be in the billions of dollars.

Several federal circuit courts of appeals and state appellate courts have ruled that Third-Party Payors did not have standing to bring lawsuits against cigarette manufacturers, relying primarily on grounds that plaintiffs’ claims were too remote. The United States Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five federal circuit courts of appeals.

In June 2005, the Jerusalem District Court in Israel added Liggett as a defendant in an action commenced in 1998 by the largest private insurer in that country, General Health Services, against the major United States cigarette manufacturers. The plaintiff seeks to recover the past and future value of the total expenditures for health care services provided to residents of Israel resulting from tobacco related diseases, court ordered interest for past expenditures from the date of filing the statement of claim, increased and/or punitive and/or exemplary damages and costs. The court ruled that, although Liggett had not sold product in Israel since at least 1978, it might still have liability for cigarettes sold prior to that time. Motions filed by the defendants are pending before the Israel Supreme Court seeking appeal from a lower court’s decision granting leave to plaintiff for foreign service of process.

In August 2005, the United Seniors Association, Inc. filed a lawsuit in federal court in Massachusetts pursuant to the private cause of action provisions of the MSP seeking to recover for the Medicare program all expenditures on smoking-related diseases since August 1999. In August 2006, the court granted the defendants’ motion to dismiss the complaint which was

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
affirmed by the United States Court of Appeals for the First Circuit in August 2007. Plaintiff filed a petition for writ of certiorari with the United States Supreme Court which was denied on January 22, 2008.
Upcoming Trials
There is one individual action in Mississippi state court, McGee v. Philip Morris Inc., currently scheduled for trial on October 7, 2008. There are five individual actions in New York state court, where Liggett is a defendant along with other cigarette manufacturers, that may be set for trial in 2008, including Hausrath v. Philip Morris Inc., which has been set for trial on September 8, 2008. There may be several other individual actions in Florida, where Liggett and other cigarette manufacturers are defendants, that may be set for trial in 2008. Trial dates are subject to change.

MSA and Other State Settlement Agreements

In March 1996, March 1997 and March 1998, Liggett entered into settlements of smoking-related litigation with 45 states and territories. The settlements released Liggett from all smoking-related claims within those states and territories, including claims for health care cost reimbursement and claims concerning sales of cigarettes to minors.

In November 1998, Philip Morris, Brown & Williamson, R.J. Reynolds and Lorillard (the “Original Participating Manufacturers” or “OPMs”) and Liggett (together with any other tobacco product manufacturer that becomes a signatory, the “Subsequent Participating Manufacturers” or “SPMs”) (the OPMs and SPMs are hereinafter referred to jointly as the “Participating Manufacturers”) entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Mariana Islands (collectively, the “Settling States”) to settle the asserted and unasserted health care cost recovery and certain other claims of those Settling States. The MSA received final judicial approval in each Settling State.

In the Settling States, the MSA released Liggett from:
—	all claims of the Settling States and their respective political subdivisions and other recipients of state health care funds, relating to: (i) past conduct arising out of the use, sale, distribution, manufacture, development, advertising and marketing of tobacco products; (ii) the health effects of, the exposure to, or research, statements or warnings about, tobacco products; and,

—	(iii) all monetary claims of the Settling States and their respective subdivisions and other recipients of state health care funds, relating to future conduct arising out of the use of or exposure to, tobacco products that have been manufactured in the ordinary course of business.
The MSA restricts tobacco product advertising and marketing within the Settling States and otherwise restricts the activities of Participating Manufacturers. Among other things, the MSA prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products; bans the use of cartoon characters in all tobacco advertising and promotion; limits each Participating Manufacturer to one tobacco brand name sponsorship during any 12-month period; bans all outdoor advertising, with certain limited exceptions; prohibits payments for tobacco

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
product placement in various media; bans gift offers based on the purchase of tobacco products without sufficient proof that the intended recipient is an adult; prohibits Participating Manufacturers from licensing third parties to advertise tobacco brand names in any manner prohibited under the MSA; and prohibits Participating Manufacturers from using as a tobacco product brand name any nationally recognized non-tobacco brand or trade name or the names of sports teams, entertainment groups or individual celebrities.

The MSA also requires Participating Manufacturers to affirm corporate principles to comply with the MSA and to reduce underage usage of tobacco products and imposes restrictions on lobbying activities conducted on behalf of Participating Manufacturers.

Liggett has no payment obligations under the MSA except to the extent its market share exceeds a market share exemption of approximately 1.65% of total cigarettes sold in the United States. According to data from Management Science Associates, Inc., domestic shipments by Liggett accounted for approximately 1.8% of the total cigarettes shipped in the United States in 2005, 2.0% in 2006 and 2.2% in 2007. If Liggett’s market share exceeds its respective market share exemption in a given year, then on April 15 of the following year, Liggett, as the case may be, would pay on each excess unit an amount equal (on a per-unit basis) to that due by the OPMs for that year. In April 2005, Liggett paid $20,982 for its 2004 MSA obligations. In April 2006, Liggett paid $10,637 for its 2005 MSA obligations. In April 2007, Liggett paid $34,545 for its 2006 MSA obligations. Liggett has expensed $44,406 for its estimated MSA obligations for 2007, as part of cost of goods sold. Liggett prepaid $32,000 of this amount in 2007 and anticipates paying another $1,000 in April 2008, after withholding certain disputed amounts.

In March 2008, Liggett received the preliminary bill for its 2007 MSA obligation. The bill, adjusted for certain disputed amounts, was approximately $1,100 lower than the amount accrued at December 31, 2007, due to higher than expected industry volume.

Adjusting for the preliminary bill, Liggett’s 2007 estimated expense for its MSA obligation is $43,286 rather than the $44,406 recorded for the year ended December 31, 2007. This adjustment will be recorded in 2008 as a reduction of MSA expense recorded in costs of goods sold.

Under the payment provisions of the MSA, the Participating Manufacturers are required to pay a base annual amount of $9,000,000 in 2008 and each year thereafter (subject to applicable adjustments, offsets and reductions). These annual payments are allocated based on unit volume of domestic cigarette shipments. The payment obligations under the MSA are the several, and not joint, obligations of each Participating Manufacturer and are not the responsibility of any parent or affiliate of a Participating Manufacturer.

Certain MSA Disputes

In 2005, the independent auditor under the MSA calculated that Liggett owed $28,668 for its 2004 sales. In April 2005, Liggett paid $11,678 and disputed the balance, as permitted by the MSA. Liggett subsequently paid $9,304 of the disputed amount, although Liggett continues to dispute that this amount is owed. This $9,304 relates to an adjustment to its 2003 payment obligation claimed by Liggett for the market share loss to non-participating manufacturers, which is known as the “NPM Adjustment.” At December 31, 2007, included in “Other assets” on the company’s balance sheet, was a noncurrent receivable of $6,513 relating to such amount. The remaining balance in dispute of $7,686 is comprised of $5,318 claimed for a 2004 NPM Adjustment and

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
$2,368 relating to the independent auditor’s retroactive change from “gross” to “net” units in calculating MSA payments, which Liggett contends is improper, as discussed below. From its April 2006 payment, Liggett withheld approximately $1,600 claimed for the 2005 NPM Adjustment and $2,612 relating to the retroactive change from “gross” to “net” units. Liggett withheld approximately $4,200 from its April 2007 payments related to the 2006 NPM Adjustment and approximately $3,736 relating to the retroactive change from “gross” to “net” units.

The following amounts have not been expensed in the accompanying consolidated financial statements as they relate to Liggett’s claim for an NPM adjustment: $6,513 for 2003, $3,789 for 2004 and $800 for 2005.

NPM Adjustment. In March 2006, an economic consulting firm selected pursuant to the MSA rendered its final and non-appealable decision that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers for 2003. The economic consulting firm rendered the same decision with respect to 2004 and 2005. As a result, the manufacturers are entitled to potential NPM Adjustments to their 2003, 2004 and 2005 MSA payments. A Settling State that has diligently enforced its qualifying escrow statute in the year in question may be able to avoid application of the NPM Adjustment to the payments made by the manufacturers for the benefit of that state or territory.

Since April 2006, notwithstanding provisions in the MSA requiring arbitration, litigation has been commenced in 49 Settling States over the issue of whether the application of the NPM Adjustment for 2003 is to be determined through litigation or arbitration. These actions relate to the potential NPM Adjustment for 2003, which the independent auditor under the MSA previously determined to be as much as $1,200,000 for all Participating Manufacturers. To date, 47 of 48 courts that have decided the issue have ruled that the 2003 NPM Adjustment dispute is arbitrable and 34 of those decisions are final. In Louisiana, Participating Manufacturers have appealed the court’s decision that the dispute was not arbitrable. There can be no assurance that Liggett will receive any adjustment as a result of these proceedings.

Gross v. Net Calculations. In October 2004, the independent auditor notified Liggett and all other Participating Manufacturers that their payment obligations under the MSA, dating from the agreement’s execution in late 1998, had been recalculated using “net” unit amounts, rather than “gross” unit amounts (which had been used since 1999). The change in the method of calculation could, among other things, require additional MSA payments by Liggett of approximately $14,200, plus interest, for 2001 through 2006, require an additional payment of approximately $3,300 for 2007 and require additional amounts in future periods because the proposed change from “gross” to “net” units would serve to lower Liggett’s market share exemption under the MSA.

Liggett has objected to this retroactive change and has disputed the change in methodology. Liggett contends that the retroactive change from using “gross” unit amounts to “net” unit amounts is impermissible for several reasons, including:
—	use of “net” unit amounts is not required by the MSA (as reflected by, among other things, the use of “gross” unit amounts through 2005);

—	such a change is not authorized without the consent of affected parties to the MSA;

—	the MSA provides for four-year time limitation periods for revisiting calculations and determinations, which precludes recalculating Liggett’s 1997 Market Share (and thus, Liggett’s market share exemption); and

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
—	Liggett and others have relied upon the calculations based on “gross” unit amounts since 1998.
No amounts have been expensed or accrued in the accompanying consolidated financial statements for any potential liability relating to the “gross” versus “net” dispute.

Litigation Challenging the MSA. In litigation pending in federal court in New York, certain importers of cigarettes allege that the MSA and certain related New York statutes violate federal antitrust and constitutional law. The United States Court of Appeals for the Second Circuit has held that plaintiffs have stated a claim for relief on antitrust grounds. In September 2004, the court denied plaintiffs’ motion to preliminarily enjoin the MSA and certain related New York statutes, but the court issued a preliminary injunction against an amendment repealing the “allocable share” provision of the New York escrow statute. The parties’ motions for summary judgment are pending. Additionally, in another proceeding pending in New York federal court, plaintiffs seek to enjoin the statutes enacted by New York and other states in connection with the MSA on the grounds that the statutes violate the Commerce Clause of the United States Constitution and federal antitrust laws. In September 2005, the United States Court of Appeals for the Second Circuit held that plaintiffs stated a claim for relief and that the New York federal court had jurisdiction over the other defendant states. In October 2006, the United States Supreme Court denied the petition of the attorneys general for writ of certiorari. Similar challenges to the MSA and MSA-related state statutes are pending in Kentucky, Arkansas, Kansas, Louisiana, Tennessee and Oklahoma. Liggett and the other cigarette manufacturers are not defendants in these cases.

Other State Settlements. The MSA replaces Liggett’s prior settlements with all states and territories except for Florida, Mississippi, Texas and Minnesota. Each of these four states, prior to the effective date of the MSA, negotiated and executed settlement agreements with each of the other major tobacco companies, separate from those settlements reached previously with Liggett. Liggett’s agreements with these states remain in full force and effect, and Liggett made various payments to these states during 1996, 1997 and 1998 under the agreements. These states’ settlement agreements with Liggett contained most favored nation provisions which could reduce Liggett’s payment obligations based on subsequent settlements or resolutions by those states with certain other tobacco companies. Beginning in 1999, Liggett determined that, based on each of these four states’ settlements or resolutions with United States Tobacco Company, Liggett’s payment obligations to those states had been eliminated. With respect to all non-economic obligations under the previous settlements, Liggett believes it is entitled to the most favorable provisions as between the MSA and each state’s respective settlement with the other major tobacco companies. Therefore, Liggett’s non-economic obligations to all states and territories are now defined by the MSA.

In 2003, in order to resolve any potential issues with Minnesota as to Liggett’s ongoing economic settlement obligations, Liggett negotiated a $100 a year payment to Minnesota, to be paid any year cigarettes manufactured by Liggett are sold in that state. In 2004, the Attorneys General for Florida, Mississippi and Texas advised Liggett that they believed that Liggett had failed to make all required payments under the respective settlement agreements with these states for the period 1998 through 2003 and that additional payments may be due for 2004 and subsequent years. Liggett believes these allegations are without merit, based, among other things, on the language of the most favored nation provisions of the settlement agreements. In December 2004, Florida offered to settle all amounts allegedly owed by Liggett for the period through 2003 for the sum of $13,500. In March 2005, Florida reaffirmed its December 2004 offer to settle and provided Liggett with a 60 day notice to cure the alleged defaults. Liggett offered Florida $2,500 in a lump sum to settle all alleged obligations through December 31, 2006 and $100 per year thereafter in any year

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
in which cigarettes manufactured by Liggett are sold in Florida, to resolve all alleged future obligations under the settlement agreement. In November 2004, Mississippi offered to settle all amounts allegedly owed by Liggett for the period through 2003 for the sum of $6,500. In April 2005, Mississippi reaffirmed its November 2004 offer to settle and provided Liggett with a 60 day notice to cure the alleged defaults. No specific monetary demand has been made by Texas.

Except for $2,500 accrued at December 31, 2007, in connection with the foregoing matters, no other amounts have been accrued in the accompanying consolidated financial statements for any additional amounts that may be payable by Liggett under the settlement agreements with Florida, Mississippi and Texas. There can be no assurance that Liggett will resolve these matters or that Liggett will not be required to make additional material payments, which payments could adversely affect its financial position, results of operations or cash flows.

Management is not able to predict the outcome of the litigation pending or threatened against Liggett. Litigation is subject to many uncertainties. For example, in July 2006, the Florida Supreme Court affirmed in part and reversed in part the May 2003 intermediate appellate court decision in the Engle case. Although the Florida Supreme Court affirmed the decision to decertify the class on a prospective basis and the order vacating the punitive damages award, the court upheld certain of the trial court’s Phase I determinations. In June 2002, the jury in the Lukacs case, an individual case brought under the third phase of the Engle case, awarded $37,500 (subsequently reduced by the court to $24,860) of compensatory damages against Liggett and two other defendants and found Liggett 50% responsible for the damages. The plaintiff filed a motion for the trial court to enter partial final judgment, tax costs and attorneys’ fees, and schedule trial on the punitive damages claim. Oral argument on the motion occurred in March 2007 and the parties are awaiting a decision. Liggett may be required to bond the amount of the judgment entered against it to perfect its appeal. In April 2004, a jury in a Florida state court action awarded compensatory damages of approximately $540 against Liggett in an individual action. In addition, plaintiff’s counsel was awarded legal fees of $752. Liggett appealed both the verdict and the legal fees award. In October 2007, the Fourth District Court of Appeal affirmed the compensatory award. Liggett filed a motion for rehearing and/or certification. It is possible that additional cases could be decided unfavorably against Liggett. As a result of the Engle decision, approximately 1,600 cases has been filed against Liggett. These cases include approximately 3,500 plaintiffs. Although the deadline for filing Engle progeny cases has passed, plaintiffs have 120 days to serve their complaints so it is possible that the number of cases could increase substantially. Liggett may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so.

Management cannot predict the cash requirements related to any future defense costs, settlements or judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. Management is unable to make a reasonable estimate with respect to the amount or range of loss that could result from an unfavorable outcome of the cases pending against Liggett or the costs of defending such cases and as a result has not provided any amounts in its consolidated financial statements for unfavorable outcomes. The complaints filed in these cases rarely detail alleged damages. Typically, the claims set forth in an individual’s complaint against the tobacco industry seek money damages in an amount to be determined by a jury, plus punitive damages and costs.

The tobacco industry is subject to a wide range of laws and regulations regarding the marketing, sale, taxation and use of tobacco products imposed by local, state and federal governments. There have been a number of restrictive regulatory actions, adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation or legislation.

It is possible that Liggett’s financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such smoking-related litigation.

Liggett’s management is unaware of any material environmental conditions affecting its existing facilities. Liggett’s management believes that current operations are conducted in material compliance with all environmental laws and regulations and other laws and regulations governing cigarette manufacturers. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, results of operations or competitive position of Liggett.

Other Litigation:

In October 2005, Lorillard Tobacco Company advised Liggett that it believed that certain styles of Liggett’s Grand Prix brand cigarettes created a likelihood of confusion among consumers with Lorillard’s Newport cigarette brand because of similarities in packaging. In December 2006, Lorillard commenced an action in the United States District Court for the Middle District of North Carolina seeking, among other things: an injunction against Liggett’s sale of certain brand styles of Grand Prix; an order directing the recall of the relevant brand styles; an accounting of profits for the relevant brand styles; treble damages; and interest, attorneys’ fees and costs. In January 2008, the parties resolved the litigation.

Other Matters:

There are several other proceedings, lawsuits and claims pending against Liggett unrelated to tobacco or tobacco product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect Liggett’s financial position, results of operations or cash flows.
12.	Related Party Transactions
Liggett is a party to an agreement dated February 26, 1991, as amended June 30, 2001, with Vector to provide various management and administrative services to Liggett in consideration for an annual management fee of $900 paid in monthly installments and annual overhead reimbursements of $864 paid in monthly installments. The charges for services under this agreement amounted to $1,764 in 2007, 2006 and 2005.

In addition, Liggett has entered into an annually renewable Corporate Services Agreement with VGR wherein VGR agreed to provide corporate services to Liggett at an annual fee paid in monthly installments. Corporate services provided by VGR under this agreement include the provision of administrative services related to Liggett’s participation in its parent company’s multi-employer benefit plan, external publication of financial results, preparation of consolidated financial statements and tax returns and such other administrative and managerial services as may be reasonably requested by Liggett. The charges for services rendered under the agreement amounted to $5,405 in 2007, $5,148 in 2006 and $4,903 in 2005.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
Liggett leased equipment from a subsidiary of Vector during 2005 and 2006 for $50 per month. The total charge for this lease was $500 and $600, respectively, for the years ended December 31, 2006 and 2005, which was recorded in cost of goods sold.

Liggett is party to a tax sharing agreement with Vector and certain other entities pursuant to which Liggett will pay taxes on an estimated basis to Vector as if it were filing a separate company tax return, except that the agreement effectively limits the ability of Liggett to carry back losses for refunds. Liggett is entitled to recoup overpayments in a given year out of future payments due under the agreement and is required to fund underpayments.

Liggett and Vector Tobacco Inc. (“Vector Tobacco”), a company affiliated by common ownership, are parties to a services agreement whereby Liggett provides advisory, administrative, and other services as requested by Vector Tobacco. Under the terms of the agreement, Liggett is reimbursed by Vector Tobacco for costs incurred. During 2005, Liggett also leased its former research, manufacturing, and office facilities to Vector Tobacco. Liggett recognized $191 in 2005 for these services and recorded this income as a reduction in its selling, general and administrative expenses. The research building was sold in December 2005, at which time Vector Tobacco began paying rent to the new non-affiliated owner in mid-December.

In total, during 2007, 2006, and 2005, Liggett received approximately $0, $156, and $301, respectively, for items such as machinery and equipment, rent and utilities, certain raw materials, marketing costs and advisory and administrative services from Vector Tobacco.

On January 1, 2004 Liggett entered into a contract manufacturing agreement with Vector Tobacco whereby Liggett agreed to provide handling, storage, manufacturing, preparation, record-keeping, remittance of federal excise tax payments, processing of returns and other services relating to the manufacture of Vector Tobacco brands. The contract manufacturing agreement expired December 31, 2005, but is automatically renewed for a successive one year term unless otherwise terminated by either party. Pricing is set forth in the manufacturing agreement based on previously determined standard costs and invoices are sent to Vector Tobacco monthly. In 2007, 2006 and 2005, Liggett manufactured approximately 1.3 billion units of Vector Tobacco brands and realized $32,845, $38,529 and $34,890, respectively, in net receipts from these sales and $1,028, $1,190 and $1,153, respectively, in gross profit from the manufacturing agreement.

As of December 31, 2007 and 2006, Liggett has a total receivable due from Vector Tobacco (including amounts due under the manufacturing agreement) totaling $3,250 and $2,945, respectively. This overall net receivable position is relating to the manufacturing agreement between Liggett and Vector Tobacco in 2006 and 2007. This overall net receivable position includes $240 and $1,414 at December 31, 2007 and December 31, 2006, respectively, relating to the manufacturing agreement.

As of December 31, 2007 and 2006, Liggett had a payable due to VGR of $0 and $56, respectively. The $56 balance has been netted within related party receivables on Liggett’s consolidated balance sheet.

The remaining related party receivable balances of $5,390 and $10,310 at December 31, 2007 and 2006, respectively, relate primarily to transactions with Liggett’s affiliate, LVB.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(in thousands of dollars)
LVB coordinates and executes the sales, marketing and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at LVB, a portion of sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett. During 2007, 2006 and 2005, Liggett expensed $53,346, $51,344 and $50,862, respectively, for services provided by LVB of which $(78), $(116) and $(114), respectively, related to restructuring costs. The remaining expenses have been classified as selling, general and administrative ($30,771, $28,516 and $29,025 for the years ended December 31, 2007, 2006 and 2005, respectively) and cost of goods sold ($22,653, $22,944 and $21,951 for the years ended December 31, 2007, 2006 and 2005, respectively).
13.	Restructuring

		Asset Impairment,
	Severance	Contract
	and	Termination,
	Benefits	and Exit Costs	Totals
Balance at December 31, 2004	$3,291	$3,124	$6,415

Restructuring charges	(49)	(65)	(114)
Utilized in 2005	(2,596)	(1,797)	(4,393)

Balance at December 31, 2005	646	1,262	1,908

Restructuring charges	(93)	(23)	(116)
Utilized in 2006	(553)	(475)	(1,028)

Balance at December 31, 2006	—	764	764

Restructuring charges	—	(78)	(78)
Utilized in 2007	—	(148)	(148)

Balance at December 31, 2007	$—	$538	$538

Liggett Vector Brands Restructurings

During April 2004, LVB adopted a restructuring plan in its continuing effort to adjust the cost structure of the business and improve operating efficiency. As part of the plan, LVB eliminated 83 positions and consolidated operations, subletting its New York office space and relocating several employees.

On October 6, 2004, Vector announced an additional plan to further restructure the operations of LVB, its sales, marketing and distribution agent for its Liggett and Vector Tobacco subsidiaries. LVB has realigned its sales force and adjusted its business model to more efficiently serve its chain and independent accounts nationwide. LVB is seeking to expand the portfolio of private and control label partner brands by utilizing a pricing strategy that offers long-term list price stability for customers. In connection with the restructuring, the Company eliminated approximately 330 full-time positions and 135 part-time positions as of December 15, 2004.

Schedule II — Valuation and Qualifying Accounts

		Additions
	Balance at	Charged to		Balance at
	Beginning	Costs and		End of
	of Period	Expenses	Deductions	Period
	(in thousands of dollars)
Description
Year ended December 31, 2007
Allowance for:
Doubtful accounts	$50	$13	$17	$46
Cash discounts	529	16,015	16,483	61
Sales returns	2,557	62	19	2,600

Total	$3,136	$16,090	$16,519	$2,707

Year ended December 31, 2006
Allowance for:
Doubtful accounts	$100	$65	$115	$50
Cash discounts	329	18,995	18,795	529
Sales returns	3,596	398	1,437	2,557

Total	$4,025	$19,458	$20,347	$3,136

Year ended December 31, 2005
Allowance for:
Doubtful accounts	$200	$1	$101	$100
Cash discounts	104	17,907	17,682	329
Sales returns	3,758	509	671	3,596

Total	$4,062	$18,417	$18,454	$4,025